FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS
•Net Income of $1.83 Per Share Increased 43% Over Prior Year Adjusted Net Income of $1.28 Per Share
•Home Sale Revenues Increased 18% to $3.1 Billion
•Closings of 6,039 Homes Consistent with Prior Year; Average Sales Price Increased 18% to $508,000
•Home Sale Gross Margin Expanded by 350 Basis Points to 29.0%
•Net New Orders Lower by 19% to 7,971 Homes; Net New Order Value Increased 2% to $4.7 Billion
•Unit Backlog Increased 5% to 19,935 Homes with a Value of $11.5 Billion
•Company Repurchased 10.3 Million Shares, or 4% of Outstanding Shares, for $500 Million
•Return on Equity for Trailing Twelve Months Increased to 29.4%*

ATLANTA - April 28, 2022 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2022. For the quarter, the Company reported net income of $455 million, or $1.83 per share. In the prior year, the Company reported net income of $304 million, or $1.13 per share, and adjusted net income of $343 million, or $1.28 per share. Adjusted net income for the prior year period excludes a pre-tax charge of $61 million associated with a cash tender for $300 million of debt and a $10 million pre-tax insurance benefit recorded in the period.

“Our quarterly financial results reflect the favorable operating conditions the homebuilding industry has experienced for multiple quarters, as PulteGroup realized significant increases in homebuilding revenues, gross margin, net income and ROE,” said Ryan Marshall. “PulteGroup’s national and local market scale are providing important advantages in getting our homes constructed given today’s challenging environment as supply-chain disruptions continue to impact the market.”

“In the first quarter, we continued to realize strong demand across our buyer groups and geographic markets, as a growing economy, an outstanding job market and rising wages helped to mitigate impacts from higher home prices and rising mortgage rates,” added Marshall. “Within today’s dynamic housing market, we remain disciplined in our operating practices and allocation of capital and remain focused on achieving high returns on our investments.”

First Quarter Financial Results

Home sale revenues for the first quarter increased 18% to $3.1 billion. Higher revenues for the quarter were driven by an 18% increase in average sales price to $508,000, as closings of 6,039 homes were consistent with the prior year.

The Company’s home sale gross margin in the first quarter was 29.0%, which is an increase of 350 basis points over the prior year and is up 220 basis points from the fourth quarter of 2021. SG&A expense for the first quarter was $329 million, or 10.7% of home sale revenues. Prior year reported SG&A expense was $272 million, or 10.5% of home sale revenues. Excluding a $10 million pre-tax insurance benefit recorded in the prior year period, the Company’s adjusted SG&A expense for the first quarter of 2021 was $282 million, or 10.9% of home sale revenues.

Net new orders for the first quarter decreased 19% from the prior year to 7,971 homes. The decrease in orders for the period reflects a 7% decrease in community count in combination with the Company’s decision to restrict sales to better match the current pace of production. Benefiting from a significant increase in the average price of its new homes, the dollar value of net new orders in the first quarter increased 2% over the prior year to $4.7 billion. In the first quarter, the Company operated from an average of 777 communities, compared with 837 communities last year.

At the end of the quarter, the Company had a contract backlog of 19,935 sold homes valued at $11.5 billion. The average sales price in backlog was $578,000, an increase of 24% over the prior year.

First quarter pretax income for PulteGroup’s financial services operations was $41 million, down from $66 million in the prior year period. The decrease in pre-tax income for the quarter reflects a more competitive operating environment which negatively impacted capture rate and pricing. Mortgage capture rate for the quarter was 81% compared with 88% last year.

The Company ended the first quarter with $1.2 billion of cash. In the first quarter, the Company repurchased 10.3 million, or 4%, of its common shares outstanding for $500 million, or an average price of $48.59 per share. At quarter end, the Company had a debt-to-capital ratio of 21.5%.

Following the close of the Company’s first quarter, Moody's Investors Service upgraded PulteGroup’s senior unsecured notes ratings to Baa2 from Baa3. In upgrading PulteGroup debt, Moody’s noted the Company’s strong operating and financial performance, its conservative financial strategies, and robust operating scale.

After quarter end, it was announced that PulteGroup again ranked among the best companies to work for, jumping 32 positions to #43 on Fortune Magazine’s 100 Best Companies to Work For® by Great Place to Work®. “Climbing in the rankings to be among the top 50 companies on the Best Company to Work For list is a tremendous honor and speaks to the commitment our entire organization has to making PulteGroup a welcoming culture where all members can thrive and be successful,” said Mr. Marshall.

A conference call to discuss PulteGroup's first quarter results is scheduled for Thursday, April 28, 2022, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements
This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events.

Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Homebuilding
Home sale revenues	$3,070,313	$2,596,510
Land sale and other revenues	33,159	27,159
	3,103,472	2,623,669
Financial Services	84,143	106,122
Total revenues	3,187,615	2,729,791

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,181,074)	(1,935,635)
Land sale and other cost of revenues	(32,002)	(24,636)
	(2,213,076)	(1,960,271)

Financial Services expenses	(43,486)	(39,674)
Selling, general, and administrative expenses	(329,022)	(271,686)
Loss on debt retirement	—	(61,469)
Other expense, net	(2,138)	(2,639)
Income before income taxes	599,893	394,052
Income tax expense	(145,170)	(89,945)
Net income	$454,723	$304,107

Per share:
Basic earnings	$1.84	$1.14
Diluted earnings	$1.83	$1.13
Cash dividends declared	$0.15	$0.14

Number of shares used in calculation:
Basic	245,796	265,407
Effect of dilutive securities	1,069	605
Diluted	246,865	266,012

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	March 31, 2022	December 31, 2021

ASSETS

Cash and equivalents	$1,145,007	$1,779,088
Restricted cash	66,863	54,477
Total cash, cash equivalents, and restricted cash	1,211,870	1,833,565
House and land inventory	9,869,889	9,047,569
Land held for sale	23,362	29,276
Residential mortgage loans available-for-sale	510,275	947,139
Investments in unconsolidated entities	106,058	98,155
Other assets	1,167,055	1,110,966
Intangible assets	144,102	146,923
Deferred tax assets	131,629	139,038
	$13,164,240	$13,352,631

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$628,820	$621,168
Customer deposits	998,936	844,785
Deferred tax liabilities	171,525	165,519
Accrued and other liabilities	1,525,448	1,576,478
Financial Services debt	396,139	626,123
Notes payable	2,030,108	2,029,043
	5,750,976	5,863,116
Shareholders' equity	7,413,264	7,489,515
	$13,164,240	$13,352,631

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net income	$454,723	$304,107
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	13,407	11,391
Land-related charges	3,510	1,368
Loss on debt retirement	—	61,469
Depreciation and amortization	16,181	17,142
Share-based compensation expense	16,615	11,630
Other, net	(1,173)	(687)
Increase (decrease) in cash due to:
Inventories	(814,768)	(243,947)
Residential mortgage loans available-for-sale	436,865	69,930
Other assets	(35,344)	(54,303)
Accounts payable, accrued and other liabilities	117,650	(1,352)
Net cash provided by operating activities	207,666	176,748
Cash flows from investing activities:
Capital expenditures	(30,686)	(14,752)
Investments in unconsolidated entities	(6,681)	(8,169)
Distributions of capital from unconsolidated entities	—	5,000
Business acquisition	(10,400)	(10,400)
Other investing activities, net	(199)	698
Net cash used in investing activities	(47,966)	(27,623)
Cash flows from financing activities:
Repayments of notes payable	—	(794,435)
Financial Services repayments, net	(229,985)	(141,002)
Stock option exercises	—	11
Share repurchases	(500,000)	(153,703)
Cash paid for shares withheld for taxes	(13,614)	(10,566)
Dividends paid	(37,796)	(37,611)
Net cash used in financing activities	(781,395)	(1,137,306)
Net decrease in cash, cash equivalents, and restricted cash	(621,695)	(988,181)
Cash, cash equivalents, and restricted cash at beginning of period	1,833,565	2,632,235
Cash, cash equivalents, and restricted cash at end of period	$1,211,870	$1,644,054

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$5,157	$17,368
Income taxes paid (refunded), net	$1,915	$15,574

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
HOMEBUILDING:
Home sale revenues	$3,070,313	$2,596,510
Land sale and other revenues	33,159	27,159
Total Homebuilding revenues	3,103,472	2,623,669

Home sale cost of revenues	(2,181,074)	(1,935,635)
Land sale and other cost of revenues	(32,002)	(24,636)
Selling, general, and administrative expenses ("SG&A")	(329,022)	(271,686)
Loss on debt retirement	—	(61,469)
Other expense, net	(2,074)	(2,539)
Income before income taxes	$559,300	$327,704

FINANCIAL SERVICES:
Income before income taxes	$40,593	$66,348

CONSOLIDATED:
Income before income taxes	$599,893	$394,052

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Home sale revenues	$3,070,313	$2,596,510

Closings - units
Northeast	262	317
Southeast	1,026	1,054
Florida	1,433	1,420
Midwest	944	839
Texas	1,210	1,225
West	1,164	1,189
	6,039	6,044
Average selling price	$508	$430

Net new orders - units
Northeast	425	608
Southeast	1,331	1,561
Florida	1,873	2,404
Midwest	1,163	1,561
Texas	1,514	1,892
West	1,665	1,826
	7,971	9,852
Net new orders - dollars	$4,731,272	$4,630,317

Unit backlog
Northeast	951	1,244
Southeast	2,781	2,847
Florida	5,870	4,638
Midwest	2,907	2,921
Texas	3,403	3,720
West	4,023	3,596
	19,935	18,966
Dollars in backlog	$11,519,770	$8,826,989

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
MORTGAGE ORIGINATIONS:
Origination volume	4,057	4,708
Origination principal	$1,539,897	$1,564,668
Capture rate	81.0%	88.3%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Interest in inventory, beginning of period	$160,756	$193,409
Interest capitalized	31,583	34,627
Interest expensed	(33,669)	(34,684)
Interest in inventory, end of period	$158,670	$193,352

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including net income, diluted earnings per share ("EPS"), operating margin, and debt-to-capital ratio. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted, except per share data):

Adjusted EPS
		Three Months Ended
	Results of Operations Classification	March 31,
		2022	2021

Net income, as reported		$454,723	$304,107
Loss on debt retirement	Loss on debt retirement	—	61,469
Insurance benefit	SG&A	—	(10,382)
Income tax effect of the above items	Income tax expense	—	(12,435)
Adjusted net income		$454,723	$342,759

EPS (diluted), as reported		$1.83	$1.13
Adjusted EPS (diluted)		$1.83	$1.28

Adjusted Operating Margin
	Three Months Ended
	March 31,
	2022		2021

Home sale revenues	$3,070,313		$2,596,510

Gross margin (a)	$889,239	29.0%	$660,875	25.5%

SG&A, as reported	$329,022	10.7%	$271,686	10.5%
Insurance benefit	—	—%	10,382	0.4%
Adjusted SG&A	$329,022	10.7%	$282,068	10.9%

Operating margin, as reported (b)		18.2%		15.0%
Adjusted operating margin (c)		18.2%		14.6%

(a) Gross margin represents home sale revenues minus home sale cost of revenues
(b) Operating margin represents gross margin less SG&A
(c) Adjusted operating margin represents gross margin less adjusted SG&A

Debt-to-Capital Ratios

	March 31, 2022	December 31, 2021
Notes payable	$2,030,108	$2,029,043
Shareholders' equity	7,413,264	7,489,515
Total capital	$9,443,372	$9,518,558
Debt-to-capital ratio	21.5%	21.3%

Notes payable	$2,030,108	$2,029,043
Less: Total cash, cash equivalents, and restricted cash	(1,211,870)	(1,833,565)
Total net debt	$818,238	$195,478
Shareholders' equity	7,413,264	7,489,515
Total net capital	$8,231,502	$7,684,993
Net debt-to-capital ratio	9.9%	2.5%